Casino Magic of Louisiana, Corp.

                                      to

                       First Union Bank of Connecticut
                                                  Trustee



                    First Supplement to Security Agreement

                          Dated as of March 25, 1997
                                      to
                              Security Agreement

                         Dated as of August 22, 1996



                                 Relating to

                                 $115,000,000

                    13% First Mortgage Notes due 2003 with
                             Contingent Interest



FIRST SUPPLEMENT TO SECURITY AGREEMENT, dated as of March 25, 1997 ("First Supplemental Security Agreement"), to Security Agreement, dated as of August 22, 1996, between Casino Magic of Louisiana, Corp., a corporation duly organized and existing under the laws of the State of Louisiana (herein called the "Debtor") and First Union Bank of Connecticut (herein called the "Secured Party").

     RECITALS OF THE COMPANY

     WHEREAS, the Company has hereto executed and delivered to the Trustee an Indenture, dated as of August 22, 1996 (the "Indenture"), providing for the issuance of the Company's 13% First Mortgage Notes due 2003 with Contingent Interest, guaranteed by the Guarantor and has heretofore executed and delivered to the Trustee the Security Agreement in connection therewith; CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUPPLEMENTAL SECURITY AGREEMENT, SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE SECURITY AGREEMENT;

     WHEREAS, prior to the Issue Date and the execution and delivery of the Indenture, Crescent City Capital Development Corporation ("Crescent City") (the former name of the Debtor) had incurred Indebtedness to IGT pursuant to a Sales Agreement dated March 10, 1995 (the "IGT Debt") and to Bally Gaming, Inc. pursuant to a Purchase Agreement dated February 15, 1995 between Crescent City and Gulf Gaming Equipment, Inc., predecessor in interest to Bally Gaming, Inc. (the "Bally Debt"), the proceeds of which IGT Debt and Bally Debt were respectively utilized solely to purchase FF&E (consisting of gaming equipment then used in the ordinary course of Crescent City's business and currently used in the ordinary course of the Debtor's business (the "IGT Equipment" and the "Bally Equipment" respectively and collectively the "Gaming Equipment")), and the principal amount of which IGT Debt and Bally Debt, did not exceed the cost of the IGT Equipment and Bally Equipment, respectively;

     WHEREAS, prior to the Issue Date and the execution and the delivery of the Indenture, the Debtor assumed such IGT Debt and Bally Debt pursuant to Crescent City's March 1996 Second Amended Plan of Reorganization (the "Plan of Reorganization") in the United States Bankruptcy Court in New Orleans, Louisiana;

     WHEREAS, prior to the Issue Date and the execution and delivery of the Indenture, the Debtor refinanced the Bally Debt with Hibernia National Bank in the principal amount of $1,700,000 (the "Hibernia Debt") and as soon as practical after the date hereof desires to refinance the IGT Debt with First National Bank of Commerce;

     WHEREAS, the Security Agreement contemplated a definition of FF&E Financing Agreement which was inadvertently not included therein but which should have been included therein and, if included, should have included IGT Debt, the Hibernia Debt and the refinancing thereof;

     WHEREAS, the failure to have included such definition of FF&E Financing Agreement had the effect of not clearly causing such IGT Equipment and Bally Equipment to have been Excluded Assets (within the meaning of the Security Agreement) and, if such IGT Equipment and Bally Equipment were not so included as Excluded Assets would have caused a breach of certain provisions of the IGT Debt and the Hibernia Debt which prohibited the grant of liens or encumbrances on such IGT Equipment and Bally Equipment;

     WHEREAS, there accordingly exists a defect in clause (ii) of the definition of "Excluded Assets" in the Security Agreement in that the term FF&E Financing Agreement is not defined therein;

     WHEREAS, Section 9.01 of the Indenture provides that the Debtor and any Guarantor and the Trustee, at any time and from time to time, may amend the Indenture or the Collateral Documents (as defined therein, including the Security Agreement) without the consent of any Holders (as defined in the Indenture) to cure any ambiguity, defect or inconsistency.

     WHEREAS, all things necessary to make this Supplemental Security Agreement a valid agreement of the Debtor, in accordance with its terms, have been done;

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL SECURITY AGREEMENT WITNESSETH:

     For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes that the Security Agreement is hereby amended effective as of the date hereof in the following respects:

     1. Section 2(i) of the Security Agreement is amended to add the following definition of FF&E Financing Agreement to the end of such Section 2(i), to read as follows:
     For the purposes hereof, FF&E Financing Agreement shall mean any of the following: (i) that certain Sales Agreement (the "IGT Sales Agreement") dated May 10, 1995 between IGT and Crescent City and assumed by the Debtor in connection with the Plan of Reorganization; (ii) that certain Purchase
Agreement dated February 15, 1995 between Gulf Gaming Equipment, Inc., predecessor in interest to Bally Gaming, Inc. and Crescent City, assumed by the Debtor in connection with the Plan of Reorganization, and refinanced with Hibernia National Bank on June 21, 1996; (iii) any other financing agreement related to the purchase or acquisition of Equipment that satisfies the conditions of clause (ii) in the definition of "Excluded Assets") above; and
(iv) any agreement with respect to a refinancing or renewal of any of the foregoing.
     2. The existence, validity, construction, operation and effect of any and all terms and provisions of this Supplemental Security Agreement shall be determined in accordance with and governed by the substantive laws of the State of Louisiana, without giving effect to its conflicts of law principles.
     3. The recitals contained herein shall be regarded as statements of the Debtor and Secured Party assumes no responsibility for their correctness.
4. Secured Party makes no representations as to the validity or sufficiency of this Supplemental Security Agreement.

     IN WITNESS WHEREOF, parties hereto have caused this First Supplemental Security Agreement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                              DEBTOR:

     CASINO MAGIC OF LOUISIANA, CORP.

     BY:     /s/ Robert A. Callaway
     TITLE:     Secretary

SECURED PARTY:

     FIRST UNION BANK OF CONNECTICUT
     a Connecticut banking corporation, as trustee for the benefit of the holders of the Notes

     BY:     /s/ W. Jeffrey Kramer
     TITLE:     Vice President